UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2018

OXFORD IMMUNOTEC GLOBAL PLC

(Exact name of registrant as specified in its charter)

England and Wales

(State or other jurisdiction

of incorporation)

001-36200	Not Applicable
(Commission File Number)	(IRS Employer Identification No.)

94C Innovation Drive, Milton Park, Abingdon OX14 4RZ, United Kingdom

(Address of principal executive offices)

Registrant’s telephone number including area code +44 (0) 1235 442780

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Limited Liability Company Interest Purchase Agreement

On September 25, 2018, Oxford Immunotec Global PLC (the “Company”), entered into a Limited Liability Company Interest Purchase Agreement (the “Purchase Agreement”) with Quest Diagnostics Incorporated, a Delaware corporation (“Quest”), Oxford Immunotec Limited, a limited company incorporated in England and Wales and a wholly owned subsidiary of the Company (“Oxford Limited”) and Oxford Immunotec, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Oxford Inc.”), pursuant to which Oxford Limited agreed to sell, and Quest agreed to acquire, the Company’s U.S. laboratory services business (the “Laboratory Services Business”) for gross proceeds of $170 million in cash (the “Transaction”). As part of the Transaction, Oxford Limited agreed to cause Oxford Inc. to carry out a corporate restructuring pursuant to which (i) the assets and businesses of Oxford Inc. other than the Laboratory Services Business will be transferred to a newly formed wholly owned subsidiary of Oxford Limited (“Holdco”) and (ii) Oxford Inc. will be converted into a limited liability company.

The Purchase Agreement contemplates the entry by the parties into certain ancillary agreements as of the closing of the Transaction, including: (i) a transitional services agreement, (ii) a technology license agreement and (iii) a long-term supply agreement, pursuant to which, upon the closing of the Transaction, Holdco will agree to sell, and Quest will agree to purchase T-SPOT.TB test kits and related accessories from Holdco. In addition, upon the closing of the Transaction, the parties expect to enter into a strategic collaboration agreement to drive continued growth of T.SPOT.TB testing in the U.S.

The Purchase Agreement contains customary representations and warranties, mutual indemnification obligations and customary covenants regarding the operation of the Laboratory Services Business between the execution of the Purchase Agreement and the closing of Transaction. The transactions contemplated by the Purchase Agreement are subject to certain customary conditions, including, without limitation: (i) the expiration or early termination of all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of any order issued or pending  legal proceedings seeking to enjoin the Purchase Agreement or any of the other transactions contemplated by the Purchase Agreement, (iii) the truth and accuracy of the parties’ respective representations and warranties in the Purchase Agreement, and (iv) the performance of, and compliance with, the parties’ respective agreements and covenants under the Purchase Agreement.

The Purchase Agreement also contains certain customary termination rights, including, among others, the right of either party to terminate if (i) the closing of the Transaction shall not have been consummated by March 25, 2019 or (ii) the other party breaches a representation, warranty or covenant of such party under the Purchase Agreement and such breach would result in the applicable closing conditions not being satisfied.

The foregoing summary of the Purchase Agreement is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Item 8.01. Other Events.

The Company will update full year 2018 revenue guidance upon the closing of the Transaction.

On September 25, 2018, Quest and the Company issued a joint press release announcing the execution of the Purchase Agreement. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

On September 25, 2018, the Company released an investor presentation regarding the Transaction. A copy of the investor presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

2.1

Limited Liability Company Interest Purchase Agreement, dated September 25, 2018, by and among Oxford Immunotec Global PLC, Quest Diagnostics Incorporated, Oxford Immunotec Limited and Oxford Immunotec, Inc.*+

99.1	Press Release, dated September 25, 2018.

99.2	Investor Presentation, dated September 25, 2018.

*

Certain exhibits and schedules to the Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

+	Confidential treatment has been granted or requested with respect to certain portions of this exhibit. Omitted portions have been submitted separately to the SEC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2018

OXFORD IMMUNOTEC GLOBAL PLC

By:	/s/ Elizabeth M. Keiley
Elizabeth M. Keiley SVP and General Counsel